Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor
San Francisco, California 94111

August 4, 2016

Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583-2324

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel for Chevron Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S‑8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of Deferred Compensation Obligations of the Company in the principal amount of $120,000,000 and up to 1,195,695 shares of the Company’s common stock, par value $0.75 per share (the “Shares”), issuable pursuant to the Company’s Deferred Compensation Plan for Management Employees II (the “Plan”).
We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that such Deferred Compensation Obligations, when established in accordance with the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and such Shares, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP